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                                                                      Exhibit 14

                                   IBT Bancorp
                       Code of Business Conduct and Ethics

     1. INTRODUCTION

In accordance with the provisions of Section 406 of the Sarbanes-Oxley Act, IBT Bancorp, Inc. (the Corporation) has adopted this Code of Business Conduct and Ethics (the Code) applicable to the principal executive officer, the principal financial officer and the principal accounting officer or controller of the Corporation (collectively, Covered Individuals). The Code has been designed to deter wrongdoing and to promote honest and ethical conduct. Accordingly, the Code provides principles to which the Covered Individuals are expected to adhere and advocate. The Code embodies rules regarding individual and peer responsibilities, as well as responsibilities to the Corporation, the public and share holders.

     2. COMPLYING WITH LAW

The Covered Individuals shall not knowingly violate an applicable law, rule or regulation of the U.S. and the states, counties, cities and other jurisdictions, in which the Corporation conducts its business or any law, rule or regulation applicable to the Corporation.

Such legal compliance should include, without limitation, compliance with the insider trading prohibitions applicable to the Corporation and its employees, officers and directors. Generally, Covered Individuals who have knowledge of material nonpublic information from or about the Corporation are not permitted to buy, sell or otherwise trade in the Corporation's securities, whether or not they are using or relying upon that information.

This restriction extends to sharing or tipping others about such information, especially since the individuals receiving such information might utilize such information to trade in the Corporation's securities. This restriction generally does not extend to normal recurring transactions such as purchase transactions under the dividend reinvestment plan. Covered Individuals are directed to the Corporation Secretary if they have questions regarding the applicability of such insider trading prohibitions.

The Code does not summarize all laws, rules and regulations applicable to the Corporation and its employees, officers and directors. Please consult the employee handbook and the various guidelines which the Corporation has prepared on specific laws, rules and regulations.

     3. CONFLICTS OF INTEREST

The Covered Individuals should be scrupulous in avoiding a conflict of interest with regard to the Corporation's interests. A conflict of interest exists whenever an individual's private


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interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Corporation. A conflict situation can arise when a Covered Individual takes actions or has interests that may make it difficult to perform work objectively and effectively for the Corporation. It is almost always a conflict of interest for a Corporation employee to work simultaneously for a competitor or customer. The Covered Individuals are not allowed to work for a competitor as a consultant or board member. The Covered Individuals shall avoid any direct or indirect business connection with the Corporation's customers or competitors, except on the Corporation's behalf. Conflicts of interest may also arise when a Covered Individual or members of his or her family, receives improper personal benefits as a result of the Covered Individual's position in the Corporation, whether received from the Corporation or a third party.

Conflicts of interest are prohibited as a matter of Corporation policy, except under guidelines approved by the Board of directors or committees of the Board. Conflicts of interest may not always be clear-cut, so the Board of Directors should be consulted when questions arise. Any Covered Individual who becomes aware of a conflict or potential conflict should bring it to the attention of the Board of Directors or consult the procedures described in the Code.

     4. CORPORATE OPPORTUNITY

Covered Individuals are prohibited from (a) taking for themselves personally opportunities that properly belong to the Corporation or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Corporation. Covered Individuals owe a duty to the Corporation to advance its legitimate interests when the opportunity to do so arises.

     5. CONFIDENTIALITY

Covered Individuals must maintain the confidentiality of confidential information entrusted to them by the Corporation or its customers, except when disclosure is authorized by the Board of Directors or required by laws, regulations or legal proceedings. Whenever feasible, Covered Individuals should consult the Board of Directors if they believe they have a legal obligation to disclose confidential information. Confidential information includes all nonpublic information that might be of use to competitors of the Corporation, or harmful to the Corporation or its customers if disclosed.

     6. FAIR DEALING

Each Covered Individual should endeavor to deal fairly with the Corporation's customers, directors, officers and employees. None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts of any other unfair business practice. IBT Bancorp seeks competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited.


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The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage. No gift or entertainment should be offered, given, provided or accepted by a Covered Individual or family member of a Covered Individual unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff (5) does not violate any laws or regulations, and (6) has been approved by the Board of Directors or fits within pre-approved parameters.

     7. PROTECTION AND PROPER USE OF CORPORATION ASSETS

All Covered Individuals should protect the Corporation's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Corporation's profitability. All Corporation assets should be used for legitimate business purposes.

     8. ACCOUNTING COMPLAINTS

The Corporation's policy is to comply with all applicable financing reporting and accounting regulations applicable to the Corporation. All of the Corporation's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Corporation's transactions and must conform both to applicable legal requirements and to the Corporation's system of internal controls. Unrecorded or off the balance sheet funds or assets should not be maintained unless permitted by applicable laws or regulations. If any Covered Individual has concerns or complaints regarding questionable accounting or auditing matters of the Corporation, then he should submit those concerns or complaints (anonymously, confidentially or otherwise) to the Audit Committee of the Board of Directors (which will, subject to its duties arising under applicable law, regulations and legal proceedings, treat such submissions confidentially). Such submission may be directed to the attention of the Audit Committee, or any director who is a member of the Audit Committee, at the principal executive offices of the Corporation.

     9. REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

Covered Individuals are encouraged to talk to the Board of Directors about observed illegal or unethical behavior and, when in doubt, about the best course of action in a particular situation. Covered Individuals who are concerned that violations of the Code or that other illegal or unethical conduct by employees, officers or directors of the Corporation have occurred or may occur should contact the Board of Directors. If they do not believe it appropriate or not comfortable approaching the Board of Directors about their concerns or complaints, then they may contact the Audit Committee of the Board of Directors. If their concerns or complaints require confidentiality, including keeping their identity anonymous, then this confidentiality will be protected, subject to applicable law, regulation or legal proceedings.


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     10. NO RETALLIATION

The Corporation will not permit retaliation of any kind by or on behalf of the Corporation and its employees, officers and directors against good faith reports or complaints of violations of the Code or other illegal or unethical conduct.

     11. PUBLIC CORPORATION REPORTING

As a public Corporation, it is of critical importance that the Corporation's filings with the Securities and Exchange Commission (the SEC) be accurate and timely. Depending on his or her position with the Corporation, a Covered Individual may be called upon to provide necessary information to assure full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Corporation with the SEC. The Corporation expects Covered Individuals to take this responsibility very seriously and to provide prompt accurate answers to inquiries to the Corporations' public disclosure requirements.

     12. ACCOUNTABILITY FOR ADHERENCE TO THE CODE

Failure to comply with the standards outlined in the Code will result in disciplinary action including, but not limited to, reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, discharge and restitution. Certain violations of the Code may require the Corporation to refer the matter to the appropriate governmental or regulatory authorities for investigation or prosecution.

     13. AMENDMENT, MODIFICATION AND WAIVER

The Code may be amended, modified or waived by the Board of Directors, subject to the disclosure and other provisions of the Securities Exchange Act of 1934, and the rules there under.


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